UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 14, 2021

    AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

State of Minnesota	000-29274	41-1789725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
(Address of Principal Executive Offices)

(651) 227-7333

(Registrant's telephone number, including area code)

___________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule
405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange
Act of 1934 (§240.12b-2 of this chapter)                                    Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards
provided pursuant to Section 13(a) of the Exchange Act.     ☐

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 14, 2021, the Partnership purchased an Advance Auto Parts store in Chelsea, Alabama for $1,760,000 from Sunbelt Investments LLC, an unrelated third party.  The property is leased to Advance Stores Company, Incorporated under a lease agreement with a remaining primary term of 10.4 years. The lease may be renewed by the tenant for up to two consecutive terms of 5 years each.  The annual rent is $110,000. The lease is a net lease under which the tenant is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property.  The only exceptions are the Partnership is responsible for general liability insurance premiums and for repairs to the structural components of the building.

The Partnership purchased the property with cash received from the sale of property.  The store was constructed in 2006 and is a 7,000 square foot building situated on approximately .86 acres of land.  The freestanding retail store is located at 16462 US Highway 280, Chelsea, Alabama.

Advance Auto Parts, Inc. (“Advance Auto”) is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of January 2, 2021, Advance Auto operated 4,806 stores and 170 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,277 independently owned Carquest branded stores across these locations in addition to Mexico, Grand Cayman, the Bahamas, Turks and Caicos and British Virgin Islands. For the fiscal year ended January 2, 2021, Advance Auto reported a net worth of $3.6 billion, total sales revenue of $10.1 billion and net income of $493.0 million. Advance Auto is a public company whose stock is traded on the New York Stock Exchange under the symbol AAP and files reports with the SEC that are available online at www.sec.gov and on its corporate website at www.advanceautoparts.com.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property.  Financial information of the tenant is presented in the last paragraph of Item 2.01.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Partnership’s balance sheet and income statement.  The following narrative description is furnished in lieu of the pro forma statements:

Assuming the Partnership had acquired the property on January 1, 2020, the Partnership’s Real Estate Held for Investment would have increased by $1,760,000 and its Current Assets (cash) would have decreased by $1,760,000.

For the year ended December 31, 2020, Income from Operations would have increased $34,824 representing an increase in rental income of $110,000 and an increase in depreciation and amortization expense of $75,176. For the three months ended March 31, 2021, Income from Operations would have increased $8,706, representing an increase in rental income of $27,500 and an increase in depreciation and amortization expense of $18,794.

The net effect of these pro forma adjustments would have caused Net Income to increase from $915,299 to $950,123 and from $19,355 to $28,061, which would have resulted in Net Income of $50.06 and $1.48 per Limited Partnership Unit outstanding for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibits – Not required. The property acquired represents less than 15% of the total assets of the Partnership as of May 14, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI Income & Growth Fund XXI
Limited Partnership

	By:	AEI Fund Management XXI, Inc.
	Its:	Managing General Partner

Date: May 20, 2021	By:	/s/ KEITH E PETERSEN
Keith E. Petersen
Chief Financial Officer